Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 10, 2020 (except for Note 20, as to which the date is September 8, 2020), in the Registration Statement (Form F-1) and related Prospectus of Chindata Group Holdings Limited dated September 8, 2020.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

September 8, 2020